Free Writing Prospectus (to the	Filed Pursuant to Rule 433
Preliminary Prospectus	Registration Statement Nos.	333-174438
Supplement dated November 13, 2012)		333-174438-04

$300,000,000 of 1.850% Senior Notes due 2017

$300,000,000 of 3.125% Senior Notes due 2023

$300,000,000 of 4.350% Senior Notes due 2043

Final Term Sheet

November 13, 2012

1.850% Senior Notes due 2017

Issuer:	Principal Financial Group, Inc.
Expected Ratings (Moody’s / S&P / Fitch)*:	A3 (Negative) / BBB+ (Negative) / A- (Negative)
Issue:	1.850% Senior Notes due 2017 fully and unconditionally guaranteed by Principal Financial Services, Inc.
Offering Size:	$300,000,000
Coupon:	1.850% per annum
Trade Date:	November 13, 2012
Settlement Date:	November 16, 2012
Maturity Date:	November 15, 2017
Treasury Benchmark:	UST 0.750% due October 31, 2017
US Treasury Price:	100-20
US Treasury Yield:	0.622%
Spread to Treasury:	+125 basis points
Re-offer Yield:	1.872%
Price to Public (Issue Price):	99.896%
Net Proceeds to Issuer (before Expenses):	$297,888,000
Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on May 15, 2013
Optional Redemption:	At any time in whole or in part at greater of par

and make-whole call at a discount rate of Treasury plus 20 basis points, plus accrued and unpaid interest on the date of redemption

Special Mandatory Redemption:

If (i) the Cuprum acquisition is not completed in accordance with the SPA on or prior to November 19, 2013, or (ii) prior to such date, the SPA is terminated, the issuer will redeem all of the Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price.

‘‘SPA’’ means the Sale and Purchase Promise Agreement, dated October 5, 2012, by and among Empresas Penta S.A. and Inversiones Banpenta Limitada, as promising sellers, and Principal Financial Services, Inc. as promising buyer, as the same may be amended.

“Special Mandatory Redemption Date” means the earlier to occur of (i) December 19, 2013 if the Cuprum acquisition has not been completed on or prior to November 19, 2013 or (ii) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the SPA.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the Notes together with accrued and unpaid interest on the Notes from the date of initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the Special Mandatory Redemption Date.

CUSIP/ISIN:	74251VAG7 / US74251VAG77
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC
Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC
Co-Managers:	HSBC Securities (USA) Inc., RBS Securities Inc., Santander Investment Securities Inc., Wells Fargo Securities, LLC and The Williams Capital Group, L.P.

3.125% Senior Notes due 2023

Issuer:	Principal Financial Group, Inc.
Expected Ratings (Moody’s / S&P / Fitch)*:	A3 (Negative) / BBB+ (Negative) / A- (Negative)
Issue:	3.125% Senior Notes due 2023 fully and unconditionally guaranteed by Principal Financial Services, Inc.
Offering Size:	$300,000,000
Coupon:	3.125% per annum
Trade Date:	November 13, 2012
Settlement Date:	November 16, 2012
Maturity Date:	May 15, 2023
Treasury Benchmark:	UST 1.625% due November 15, 2022
US Treasury Price:	100-10
US Treasury Yield:	1.591%
Spread to Treasury:	+155 basis points
Re-offer Yield:	3.141%
Price to Public (Issue Price):	99.858%
Net Proceeds to Issuer (before Expenses):	$297,624,000
Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on May 15, 2013
Optional Redemption:	At any time in whole or in part at greater of par and make-whole call at a discount rate of Treasury plus 20 basis points, plus accrued and unpaid interest on the date of redemption
Special Mandatory Redemption:

If (i) the Cuprum acquisition is not completed in accordance with the SPA on or prior to November 19, 2013, or (ii) prior to such date, the SPA is terminated, the issuer will redeem all of the Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price.

‘‘SPA’’ means the Sale and Purchase Promise Agreement, dated October 5, 2012, by and among Empresas Penta S.A. and Inversiones Banpenta Limitada, as promising sellers, and Principal Financial Services, Inc. as promising buyer, as the same may be amended.

“Special Mandatory Redemption Date” means the earlier to occur of (i) December 19, 2013 if the Cuprum acquisition has not been completed on or prior to November 19, 2013 or (ii) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the SPA.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the Notes together with accrued and unpaid interest on the Notes from the date of initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the Special Mandatory Redemption Date.

CUSIP/ISIN:	74251VAH5 / US74251VAH50
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC
Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC
Co-Managers:	HSBC Securities (USA) Inc., RBS Securities Inc., Santander Investment Securities Inc., Wells Fargo Securities, LLC and The Williams Capital Group, L.P.

4.350% Senior Notes due 2043

Issuer:	Principal Financial Group, Inc.
Expected Ratings (Moody’s / S&P / Fitch)*:	A3 (Negative) / BBB+ (Negative) / A- (Negative)
Issue:	4.350% Senior Notes due 2043 fully and unconditionally guaranteed by Principal Financial Services, Inc.
Offering Size:	$300,000,000
Coupon:	4.350% per annum
Trade Date:	November 13, 2012
Settlement Date:	November 16, 2012
Maturity Date:	May 15, 2043
Treasury Benchmark:	UST 2.750% due August 15, 2042
US Treasury Price:	100-22+

US Treasury Yield:	2.715%
Spread to Treasury:	+165 basis points
Re-offer Yield:	4.365%
Price to Public (Issue Price):	99.749%
Net Proceeds to Issuer (before Expenses):	$296,622,000
Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on May 15, 2013
Optional Redemption:	At any time in whole or in part at greater of par and make-whole call at a discount rate of Treasury plus 25 basis points, plus accrued and unpaid interest on the date of redemption
Special Mandatory Redemption:

If (i) the Cuprum acquisition is not completed in accordance with the SPA on or prior to November 19, 2013, or (ii) prior to such date, the SPA is terminated, the issuer will redeem all of the Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price.

‘‘SPA’’ means the Sale and Purchase Promise Agreement, dated October 5, 2012, by and among Empresas Penta S.A. and Inversiones Banpenta Limitada, as promising sellers, and Principal Financial Services, Inc. as promising buyer, as the same may be amended.

“Special Mandatory Redemption Date” means the earlier to occur of (i) December 19, 2013 if the Cuprum acquisition has not been completed on or prior to November 19, 2013 or (ii) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the SPA.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the Notes together with accrued and unpaid interest on the Notes from the date of initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the Special Mandatory Redemption Date.

CUSIP/ISIN:	74251VAJ1 / US74251VAJ17

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC
Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC
Co-Managers:	HSBC Securities (USA) Inc., RBS Securities Inc., Santander Investment Securities Inc., Wells Fargo Securities, LLC and The Williams Capital Group, L.P.

*A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer and the guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or UBS Securities LLC toll-free at (877) 827-6444 ext. 561-3884.

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